Exhibit 10.13

SC MOTA ASSOCIATES LIMITED PARTNERSHIP

ONE NORTH CLEMATIS STREET, SUITE 305
WEST PALM BEACH, FL 33401

Tel: (561) 835-1810
Fax: (561) 833-4118

March 22, 2007

Tiger Direct Inc.

7827- B West Flagler Street

Miami, FL 33144

Dear Sirs:

Reference is made to that certain Lease dated September 17, 1998 as amended by certain Settlement Agreement and Mutual Release dated June 8, 2001 and First Amendment to Lease dated September 5, 2003, (the “Lease”) between SC MOTA Associates Limited Partnership, as successor in interest to Keystone-Miami Property Holding Corp. (“Landlord”) and Tiger Direct Inc. (“Tenant”) and pertaining to space no. 35 and 33D containing approximately 79,866 s.f. (the “Original Premises”) located in The Mall of the Americas (the “Shopping Center”). This letter sets forth the terms which we are prepared to recommend to the Landlord in connection with your request to lease certain additional premises (the “Additional Premises”) in the Shopping Center.

1.                                      Expansion: Landlord hereby agrees to lease the Additional Premises to Tenant and Tenant hereby agrees to lease the Additional Premises from Landlord upon and subject to the following terms and conditions:

a)                                      Additional Premises: Approximately 3,000 square feet contained within the space known as Bay 33C (the “Additional Premises”) as shown outlined in red on the site plan attached to this letter as Schedule “A”.

b)                                      Term: The Term of the Lease in respect of the Additional Premises will commence the day following the date Tenant receives possession of the Additional Premises (the “Additional Premises Commencement Date”) and will expire concurrently with the expiration of the lease term of the Original Premises (January 31, 2010) and shall have the right to renew as set forth in Section R-5 of the Lease so the Additional Premises will expire coterminous with the Original Premises.

c)                                      Annual Rent: During the period commencing on the Additional Premises Commencement Date, and ending on the 31st day of January, 2010 (both inclusive), Annual Rent in respect of the Additional Premises will be the annual sum of $40,500.00, based upon an annual rate of $13.50 per square foot of the gross leasable floor space of the Additional Premises. In the option periods the Annual Rent shall increase at the rates provided in the Lease.

d)                                      Additional Rent. In addition to the Annual Rent, Tenant hereby further agrees to pay to Landlord during the Extension Term, all Additional Rent and other charges required to be paid by Tenant pursuant to the Lease, including, but not limited to, all Utility Charges and Tenant’s Proportionate Share of Taxes, Insurance Premiums, Common Area maintenance expenses, and other Shopping Center Operating Costs.

Notwithstanding anything in the Lease to the contrary, during the Term of this Lease and any extensions thereof, for the Additional Premises only, Tenant agrees to pay Landlord as Additional Rent Tenant’s Percentage Share (As it relates to Property Insurance defined as that fraction, the numerator of which is the total number of rentable square feet of space contained within the Additional Premises and the denominator of which is the total number of leasable square feet within the Shopping Center less any area not covered by the Property Insurance policy) of any cost associated with the Property Insurance (including but not limited to windstorm, “All Risk”, fire, flood, etc.) obtained by Landlord in its reasonable discretion, for the Shopping Center. If Landlord determines in it’s reasonable discretion that Tenant will be required to pay Additional Rent to cover it’s Percentage Share of Property Insurance, then Tenant shall pay Landlord an estimated amount of such costs in equal monthly installments together with Rent. Initially, Landlord estimates that Tenant will be required to pay Four Hundred and Fifty Dollars per month ($450.00) together with its Rent towards Tenant’s Percentage Share of Property Insurance.

Within 180 days after the end of each Year or during such other periods as Landlord deems reasonable, the Landlord will determine and advise Tenant by statement of the exact amount or the Tenant’s Percentage Share of the Shopping Center’s Property Insurance and, if necessary, an adjustment will be made between the parties within 15 days after the Tenant has been advised of the actual amount paid. Upon request by Tenant, Landlord agrees to provide Tenant with a copy of the paid Property Insurance bill as evidence of the basis upon which any increase in Property Insurance is chargeable to Tenant. Tenant shall be responsible for its Percentage Share of such Property Insurance for fractional years occurring at the beginning and expiration of the Term of this Lease, and any extensions thereof.

e)                                      Additional Premises Delivered “As Is”: Except as expressly provided in the Lease, Tenant agrees to accept the Premises in its “as-is” condition as of the Commencement Date except that the air conditioning equipment, will be in good working order upon delivery of the Premises. Tenant shall be responsible for performing all renovations, alterations, leasehold improvements, fixturing and other work required in order to combine the Additional Premises with the Original Premises and in order to fixture and improve the Additional Premises for the Tenant’s business purposes. Landlord shall have no responsibility or obligation to perform any work with respect to the shell, floor, storefront, walls, ceilings, lighting fixtures, HVAC system, toilet rooms, utilities systems or otherwise with respect to the Premises prior to the Commencement Date or thereafter. All such work shall be carried out by the Tenant, at Tenant’s sole cost and expense, in a good and workmanlike, lien free manner and in accordance with: (a) Schedule “B” (annexed); (b) all applicable codes, ordinances, rules, regulations and insurance requirements; (c) detailed plans and specifications prepared at Tenant’s cost by a licensed architect (which plans and specifications shall be submitted to Landlord in advance for Landlord’s review and approval); and (d) all other applicable provisions of the Lease.

f)                                        Premises: From and after the Additional Premises Commencement Date, the “Premises” demised pursuant to the Lease shall be deemed to consist and be comprised of both the Original Premises and the Additional Premises (totaling, in the aggregate, 82,866 square feet of gross leaseable floor space). Accordingly, from and after the Additional Premises Commencement Date: (i) all terms, conditions and provisions contained in the Lease, as modified by this letter Agreement, shall also apply in respect of the Additional Premises as if the Additional Premises were originally included within the Premises on the date upon which the Lease was originally executed; and (ii) all references to the “Premises” appearing in the Lease and/or in this letter agreement shall be deemed to mean and referred to the entire Premises (including both the Original Premises and the Additional Premises).

2.                                      Binding Agreement: Once this letter is signed by the Tenant and countersigned by the Landlord this letter will constitute a binding supplement to, and modification of, the Lease upon the terms set forth in this letter. The Lease, as so modified, is and shall remain in full force and effect.

3.                                      Expansion Rights: Tenant’s “First Right of Notice to Lease” set forth in Section R-6 of the Rider to the Lease and Tenant’s Expansion Rights” set forth in Section R-7 of the Rider to the Lease shall be modified to specifically exclude from such rights any portion of the Building leased to Technical Career Institute, Inc., its successors or permitted assigns, specifically being Spaces 230, 240 and Technical Career Institute Inc’s expansion premises consisting of approximately 6,000 sq. ft. contained within a portion of Bay 220.

4.                                      Lease Remains in Full Force and Effect, Setoffs or Defenses, Etc.: Tenant does hereby certify, confirm and agree that as of the date hereof (a) that the Lease, as amended and modified herein, is, and shall remain and continue, in full force and effect, binding and enforceable in accordance with its terms, (b) that Landlord is not in default in the performance of any duty or obligation on its part to be performed under the Lease, and (c) that Tenant has no offsets, defenses or counterclaims to Tenant’s obligation to pay all Rent and other sums and to perform all other duties and obligations, on Tenant’s part to be paid and/or performed under the Lease, as herein amended and modified.

The foregoing agreement is being recommended to the Landlord by the undersigned and is not to become effective or binding upon the Landlord until such time as the Landlord has accepted the terms of this agreement set forth above as evidenced by its signature below.

Kindly confirm your agreement with these terms by signing and returning the additional enclosed copy of this letter in the place designated below.

AGREED TO this 26 day of March 2007.

Tiger Direct Inc. (Tenant)

/s/ Andrea Fongyee	By:	/s/ MF
Witness

Witness

APPROVED this 12th day of April 2007.

SC MOTA Associated Limited Partnership
	By:	SC MOTA GP, Inc. (Landlord)

/s/ JoAnn Carlisi		By:	/s/ Brian Kosoy
Witness			Brian Kosoy
JoAnn Carlisi			President
Print Name
/s/ Sarah Hall
Witness
Sarah Hall
Print Name